Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton Vice President, Chief Financial Officer (630) 227-2075 e-mail address: rpoulton@aarcorp.com web address: www.aarcorp.com

AAR REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

•                                          Fourth quarter sales growth of 22%; annual sales growth of 20%

•                                          33% growth in income from continuing operations for the fourth quarter; 66% for the year

•                                          Record net income of $17.8 million for the fourth quarter; $58.7 million for the year

WOOD DALE, ILLINOIS (July 11, 2007) — AAR (NYSE: AIR) today reported record quarterly net sales of $305.7 million and record quarterly income from continuing operations of $17.7 million, or $0.42 per diluted share, for the fourth quarter of fiscal 2007. Sales grew 22% year-over-year, and income from continuing operations increased 33% compared to last year.

For the Company’s fiscal year 2007, net sales were a record $1,061.2 million, and income from continuing operations was a record $59.4 million, or $1.42 per diluted share. Sales increased 20% versus the prior year, and income from continuing operations grew 66%.

The record sales and earnings performance was fueled by the alignment of the Company’s products and services to high-growth markets, effective merchandising and solid execution. The Company achieved double-digit sales growth in all four segments for the quarter and the year. Value-added supply chain solutions, aftermarket replacement parts, airframe maintenance, landing gear services, specialized mobility products and aircraft sales were the main growth areas for the year.

“I am very proud of the exceptional results our team produced in fiscal 2007,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP. “We expanded our business in all four segments, achieved record sales and earnings, and made significant investments to position the Company for growth, including the completion of two acquisitions.”

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

Following are highlights for each segment:

Aviation Supply Chain — Sales grew 14% to $146.6 million for the quarter and 18% to $543.7 million for the year versus the same periods a year ago. The growth in this segment is primarily attributable to a full year of activity for two major supply chain programs, the introduction of new programs and increased demand in the parts arbitrage business.

Maintenance, Repair and Overhaul — Sales increased 13% to $65.2 million for the quarter and 16% to $211.5 million for the year compared to the same periods last year as the Company benefited from growth in its commercial and regional aircraft maintenance and landing gear businesses. AAR acquired the assets of Reebaire Aircraft Inc. in January 2007, doubling its regional aircraft MRO capacity.

Structures and Systems — Sales grew 34% to $80.2 million for the quarter and 15% to $264.1 million for the year versus the same periods a year ago. The Company continued to experience higher demand for specialized mobility products. AAR acquired Brown International in April 2007, adding higher-value systems integration capability. The composite structures business was also a significant contributor for the segment.

Aircraft Sales and Leasing — Operating income, which includes earnings from aircraft joint ventures, increased $1.8 million or 144% for the quarter and $8.6 million or 319% for the year on a year-over-year basis. As of May 31, 2007, the total number of aircraft held in joint ventures was twelve, and the number of aircraft in the Company’s wholly-owned portfolio was nine.

Sales to both major customer groups, commercial and defense, increased substantially during the year. Commercial sales grew 22% for the fourth quarter and 23% for the year. Defense sales grew 24% for the quarter and 14% for the year.

As a percentage of sales, selling, general and administrative costs were 9.4% for the quarter and 9.9% for the year. The operating profit margin was 9.2% in the fourth quarter and 9.0% for the year, up from 8.4% and 7.4%, respectively, in the same periods last year.

“We made meaningful progress on our margin goals for the year, and we continue to track toward a 10% operating margin for fiscal 2008 and a 12.5% operating margin within the next three year planning cycle,” Storch continued. “As we enter our new year, we are focused on increasing our presence in Asia and Europe, growing our business in regional and defense markets and improving our margins through increased engineering content and operational efficiencies.”

Significant Events in Fiscal 2007

Commercial Aviation Market

•                                          Selected by Southwest Airlines to provide heavy maintenance and winglet installations for its fleet of Boeing 737 aircraft.

•                                          Awarded an end-to-end supply chain management program by Chautauqua Airlines.

•                                          Selected by Northwest Airlines to perform heavy maintenance and interior modifications on select Boeing 757 aircraft.

•                                          Acquired Reebaire Aircraft Inc. in January to increase AAR’s presence, capacity and capabilities in the regional market.

Defense Services Market

•                                          Received a $68 million order for new pallets from the U.S. Air Force and subsequent order for $28M in pallet repairs.

•                                          Selected by Armor Holdings to provide logistics support services for the repair of Family of Medium Tactical Vehicles (FMTV) trucks.

•                                          Acquired Brown International in April, which allows AAR to provide a wider range of shelter products and services to defense customers and establishes an important presence in Huntsville, Alabama.

Other

•                                          Announced moves to strengthen senior leadership team — Timothy J. Romenesko promoted to President and Chief Operating Officer; Richard J. Poulton appointed Vice President, Chief Financial Officer and Treasurer; Peter K. Chapman named Vice President and Chief Commercial Officer.

•                                          Commenced manufacturing of cargo systems and select mobility products in a new 200,000 square foot facility in North Carolina.

•                                          For the third consecutive year, 100% of AAR’s eligible aviation maintenance technicians (AMTs) received FAA Diamond Awards for meeting or exceeding FAA training requirements, earning AAR special recognition from the FAA.

Subsequent Events

•                                          The Company entered into agreements during the first quarter of fiscal 2008 to acquire 18 narrow-body and one wide-body aircraft through joint ventures and two narrow-body aircraft for its own account. All 21 of these aircraft are currently on lease.

•                                          AAR announced today that it received a $31 million order for specialized shelters to be delivered over the next 12-18 months.

•                                          The Company has been selected by Southwest Airlines to provide an additional line of heavy maintenance at its Indianapolis MRO facility commencing in late July.

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve airline and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 a.m. CDT on July 11, 2007. The conference call can be accessed by calling 866-206-5917 from inside the U.S. or 703-639-1106 from outside the U.S. A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1108325) from 3:30 p.m. CDT on July 11, 2007 until 11:59 p.m. CDT on July 18, 2007.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2006 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations (In thousands except per share data)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2007	2006	2007	2006
Sales	$305,677	$249,653	$1,061,169	$885,518
Cost and expenses:
Cost of sales	250,079	201,577	869,370	722,297
Cost of sales — impairment charges	—	—	7,652	—
Selling, general and administrative	28,582	27,544	105,091	99,551

Earnings from aircraft joint ventures	1,167	442	10,952	1,502
Gain on sale of product line	—	—	5,358	—

Operating income	28,183	20,974	95,366	65,172

Gain (loss) on extinguishment of debt	—	—	2,927	(3,893)

Interest expense	3,731	4,570	16,701	18,004
Interest income	982	1,425	4,914	3,236

Gain on sale of marketable securities	915	—	915	—

Income from continuing operations before income taxes	26,349	17,829	87,421	46,511

Income tax expense	8,632	4,480	27,974	10,688

Income from continuing operations	17,717	13,349	59,447	35,823

Discontinued operations:
Operating earnings/(loss), net of tax	130	(450)	(787)	(660)

Net income	$17,847	$12,899	$58,660	$35,163

Share Data:

Earnings per share - Basic:
Earnings from continuing operations	$0.49	$0.37	$1.63	$1.07
Loss from discontinued operations	—	(0.01)	(0.02)	(0.02)
Earnings per share - Basic	$0.49	$0.36	$1.61	$1.05

Earnings per share - Diluted
Earnings from continuing operations	$0.42	$0.32	$1.42	$0.96
Loss from discontinued operations	—	(0.01)	(0.02)	(0.02)
Earnings per share - Diluted	$0.42	$0.31	$1.40	$0.94

Average shares outstanding - Basic	36,701	35,867	36,389	33,530
Average shares outstanding - Diluted	43,744	43,117	43,309	38,852

Consolidated Balance Sheet Highlights (In thousands except per share data)	May 31, 2007	May 31, 2006
Cash and cash equivalents	$83,317	$121,738
Current assets	645,721	624,454
Current liabilities (excluding debt accounts)	182,261	185,499
Net property, plant and equipment	88,187	72,637
Total assets	1,067,633	978,819
Total recourse debt	284,229	293,624
Total non-recourse debt	43,627	27,241
Stockholders’ equity	494,243	422,717
Book value per share	$13.10	$11.53
Shares outstanding	37,729	36,654

Sales By Business Segment (In thousands)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2007	2006	2007	2006
Aviation Supply Chain	$146,567	$128,892	$543,674	$461,166
Maintenance, Repair and Overhaul	65,179	57,438	211,516	182,259
Structures and Systems	80,212	59,645	264,083	228,746
Aircraft Sales and Leasing	13,719	3,678	41,896	13,347
	$305,677	$249,653	$1,061,169	$885,518

Diluted Earnings Per Share Calculation — Earnings from Continuing Operations	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands except per share data)	2007	2006	2007	2006
Income from continuing operations as reported	$17,717	$13,349	$59,447	$35,823
Add: After-tax interest on convertible debt	491	491	1,965	1,461
Income from continuing operations for diluted EPS calculation	$18,208	$13,840	$61,412	$37,284

Diluted shares outstanding	43,744	43,117	43,309	38,852

Diluted earnings per share from continuing operations	$0.42	$0.32	$1.42	$0.96